EXHIBIT 23(j)

                          INDEPENDENT AUDITORS' CONSENT


The Board of Trustees of the
    Meeder Advisor Funds Trust, International Equity Portfolio and Money Market Portfolio:

We consent to the use of our reports incorporated by reference herein dated February 21, 2003 on the financial statements of the Meeder Advisor Funds Trust (comprised of the International Equity Fund, Institutional Fund, Tactical Asset Allocation Fund, Core Equity Fund, Utility Growth Fund, Capital Fund and Opportunity Fund), International Equity Portfolio, Money Market Portfolio, Asset Allocation Portfolio (formerly Mutual Fund Portfolio), Utilities Portfolio (formerly Utilities Stock Portfolio) and Growth Stock Portfolio as of December 31, 2002 and for the periods indicated in each Annual Report and to the references to our firm under the headings "Financial Highlights" in the prospectuses and "Auditors" in the Statements of Additional Information.

                                                  KPMG LLP

Columbus, Ohio
April 25, 2003

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